Exhibit 10.8
FIRST AMENDMENT
TO THE RESTATED
ZIMMER HOLDINGS, INC.
DEFERRED COMPENSATION PLAN
FOR NON-EMPLOYEE DIRECTORS
This First Amendment to the Restated Zimmer Holdings, Inc. Deferred Compensation Plan for Non-Employee Directors (the “Plan”) is hereby adopted by Zimmer Holdings, Inc. (the “Company”), effective as of January 1, 2009.
WHEREAS, the Plan was amended and restated in its entirety effective as of January 1, 2005; and
WHEREAS, the Company wishes to amend the Plan to incorporate changes required by the final regulations issued by the Internal Revenue Service under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and to simplify administration of the Plan.
NOW, THEREFORE, the Plan is hereby amended, effective as of January 1, 2009, as follows:
1.	The third and fourth sentences of Section 5, “Form and Computation of Deferred Amounts”, are amended to read as follows:

Any deferred amount credited to a participant’s deferred compensation account as Treasury Units shall be credited with interest at a rate to be set by the Company in January of each year after a review of the six-month United States Treasury bill discount rates for the preceding year. Any deferred amount credited to a participant’s deferred compensation account as Dollar Units shall be credited with interest at a rate to be set by the Company in January of each year after a review of investment return on the invested cash of the Company.

2.	Section 6, “Period of Deferral”, is amended in its entirety to read as follows:

A participant’s Mandatory Deferrals, including Annual Deferred Share Units, will be paid sixty days after the participant’s Separation From Service, defined as the expiration or other termination of all contracts, agreements, or arrangements under which the participant performs services for the Company, or any other company under common control with the Company, whether as a Director or other independent contractor or employee, provided that the expiration or termination constitutes a good-faith and complete termination of the contractual relationship between the participant and the Company (and all other companies under common control with the Company). Whether a Separation From Service has occurred for purposes of this Plan will be determined in accordance with the applicable standards under Code Section 409A, including §1.409A-1(h). At the time a participant makes a deferral election in accordance with Section 9, the participant may elect the period of deferral for amounts attributable to the Elective Deferrals that are the subject of that election. A participant may elect to defer receipt of amounts attributable to Elective Deferrals (1) until a specified year in the future, (2) until the participant’s Separation From Service, or (3) until the end of the calendar year in which the participant’s Separation From Service occurs. If the participant elects alternative (1), payment will be made or commence within sixty days after the beginning of the year specified in the election; if the participant elects alternative (2), payment will be made or commence within sixty days after the participant’s Separation From Service; and if the participant elects alternative (3), payment will be made or commence within sixty days after the end of the calendar year in which the participant’s Separation From Service occurs. If, with respect to an Elective Deferral, a participant does not make a timely election (in accordance with Section 9) as to the period of deferral, payment of amounts attributable to the Elective Deferral will be made or commence within sixty days after the participant’s Separation From Service.

3.	The second paragraph of Section 8, “Death Prior to Receipt”, is amended to read as follows:

At the time a participant makes a deferral election with accordance with Section 9, a participant may elect that, in the event he or she dies prior to receipt of any of the amounts payable pursuant to this Plan, the participant’s deferred compensation account attributable to Elective Deferrals will be paid to the participant’s beneficiaries or estate, as the case may be, in either (1) a lump sum cash payment within sixty days following the participant’s death, or (2) a number of cash installments, not more than ten, as specified by the participant. If the participant elects alternative (2), the initial installment payment to the beneficiaries or estate will be made sixty days after the participant’s death, and the amount of each installment will be determined as provided in the third sentence of Section 7. If payment to the participant pursuant to clause (2) of Section 7 had commenced prior to death, the installment payments to the participant’s beneficiaries or estate, as the case may be, will be made at the same time and in the same amount as installment payments would have been made to the participant had he or she survived. For purposes of this Section 8, any amounts deferred as Share Units will be converted to Dollar Units by multiplying the number of Share Units credited to the participant’s deferred compensation account on the date of his or her death by the fair market value of a share of the Company’s common stock on such date as reported in the Wall Street Journal.

4.	Section 17, “Administration”, is amended to read as follows:

The Plan will be administered by the Board, which will have the authority to adopt rules and regulations to carry out the Plan and to interpret, construe, and implement the provisions of the Plan. The Plan, as amended and restated, is intended to comply with Code Section 409A and will be construed accordingly. In construing or interpreting any vague or ambiguous Plan provision, the interpretation that will prevail is the interpretation that will cause the Plan to comply with the applicable standards under Code Section 409A. To the extent that any terms of the Plan would subject any participant to gross income inclusion, interest, or additional tax pursuant to Code Section 409A, those terms are to that extent superseded by the applicable Section 409A standards.

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